Exhibit 10.15
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made effective as of September 22, 2016 (the “Effective Date”), and is entered into by and between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (“Landlord”) and BLACKHAWK NETWORK, INC., an Arizona corporation (“Tenant”).
RECITALS
A.Landlord and Tenant entered into that certain Lease Agreement dated effective as of December 1, 2015 (the “Existing Lease”), pursuant to which Tenant leases approximately 148,902 rentable square feet located at 6220 Stoneridge Mall Road, Pleasanton, California (the “Premises”).
B.Section 61 of the Existing Lease provides for a Termination Option in favor of Tenant and contemplates that the Termination Fee payable in connection with an exercise of such option will be calculated and agreed to between Landlord and Tenant promptly following the mutual execution of the Existing Lease.
C.Landlord and Tenant have agreed on the amount of the Termination Fee and now desire to amend the Existing Lease to, among other things, (i) acknowledge the determination of the Termination Fee, and (ii) provide for an adjustment in the location of certain of the Building’s parking spaces, subject to and in accordance with the following terms and conditions.
AGREEMENT
NOW THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	RECITALS
Landlord and Tenant agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.	DEFINITIONS
As of the date hereof, unless context clearly indicates otherwise, all references to "the Lease" or "this Lease" in the Existing Lease or in this Amendment shall be deemed to refer to the Existing Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Existing Lease unless context clearly indicates otherwise.

3.	OPTION TO TERMINATE
Landlord and Tenant acknowledge and agree that the Termination Fee, as contemplated by Paragraph 61 of the Existing Lease, is an amount equal to Six Million Eight Hundred Twenty- One Thousand Nine Hundred Ninety-Seven and 62/100 Dollars ($6,821,997.62). Landlord represents and warrants that it incurred and paid in connection with the Existing Lease brokerage commissions in the amount of $3,176,028.26 and attorneys’ fees in the amount of $30,883.75, amortized portions of which amounts make up a part of the Termination Fee.

4.	PARKING AND SITE PLAN
Exhibit A-2 to the Existing Lease is hereby deleted and replaced in its entirety with Exhibit A to this Amendment, and Section 43(a) of the Existing Lease is hereby changed such that the number of parking spaces designated as “Visitor” is reduced from fifteen (15) to twelve (12), and the three parking spaces formerly designated as “Visitor” are now designated as “6220 Stoneridge” parking spaces.

5.	GENERAL PROVISIONS
(a)Ratification and Entire Agreement. Except as expressly amended by this Amendment, the Existing Lease shall remain unmodified and in full force and effect. As modified by this Amendment, the Existing Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Existing Lease, the terms of this Amendment shall prevail. The Existing Lease as amended by this Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and all prior agreements, representations, and understandings between Landlord and Tenant with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. Landlord and Tenant do each hereby acknowledge that it and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment. This Amendment may be amended or modified only by an instrument in writing signed by each of the Landlord and Tenant.
(b)Brokerage. Tenant hereby represents and warrants to Landlord that Tenant has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Amendment or the transactions contemplated hereby. Tenant hereby agrees to save, defend, indemnify and hold Landlord free and harmless from all losses, liabilities, damages, and costs and expenses arising from any breach of its warranty and representation as set forth in the preceding sentence, including Landlord’s reasonable attorneys’ fees.
(c)Authority; Applicable Law; Successors Bound. Landlord and Tenant do each hereby represent and warrant to the other that this Amendment has been duly authorized by all necessary action on the part of such party and that such party has full power and authority to execute, deliver and perform its obligations under this Amendment. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns with respect to the Existing Lease.

(d)Counterparts. This Amendment may be executed in one or more counterparts, including any “PDF” or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any “PDF” or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by email or other electronic means shall be fully enforceable.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to be effective as of the Effective Date.

LANDLORD:	6200 STONERIDGE MALL ROAD INVESTORS, LLC,
a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership
LP, a Delaware limited partnership,
its sole member

		By:	TPF Equity REIT Operating Partnership GP
LLC, a Delaware limited liability company,
its general partner

			By:	/s/ Thomas Enger
			Name:	Thomas Enger
			Title:	Managing Director
			Date:	September 30, 2016

			By:	/s/ Andrew Wietstock
			Name:	Andrew Wietstock
			Title:	Associate Director
			Date:	September 30, 2016

TENANT:	BLACKHAWK NETWORK, INC.,
an Arizona corporation

	By:	/s/ Jerry N. Ulrich
	Name:	Jerry N. Ulrich
	Title:	Chief Financial Officer and Chief Administrative Officer
	Date:	September 28, 2016

	By:	/s/ Suzanne Kinner
	Name:	Suzanne Kinner
	Title:	General Vice President
	Date:	September 28, 2016

EXHIBIT A
SITE PLAN

680 Freeway
North
Monument Sign #1
51-53
1-12
48-50
1-7
1-27
1-28
6220
6230
CURRENT
Monument Sign #2
Monument Sign #2
RELOCATED
25-47
South
6200
6210
6220 Stoneridge
Visitor
Alt Fuel
Carpool
Stoneridge Mall Road